CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 31, 2022, relating to the financial statements and financial highlights of Thirdline Real Estate Income Fund for the period September 29, 2021 (commencement of operations) through March 31, 2022, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

July 28, 2022